NEWS RELEASE
Corporate Headquarters	360 Hamilton Avenue	White Plains, NY 10601	914.421.6700	www.above.net

FOR IMMEDIATE RELEASE

AboveNet, Inc. Announces William G. LaPerch

as New CEO

Telecommunications Industry Veteran To Drive Product Development and Revenue Growth

NEW YORK, March 30, 2004 — AboveNet, Inc., aleading provider of integrated access services to leading edge enterprises, announced today that effective immediately, William G. LaPerch has assumed the position of Chief Executive Officer and President and joined the Company’s Board of Directors. Mr. LaPerch, who has held the position of President and Chief Operating Officer since January 1, 2004, and who previously held the position of Senior Vice President for Operations, has been with the Company since 1999. “In his leadership of AboveNet over the last several months, Bill has demonstrated that he is uniquely qualified to take AboveNet to the next level by leveraging the Company’s unique assets to develop new products and increase revenues,” stated Board member Richard Postma.

“I am excited about this opportunity,” noted Mr. LaPerch. “With AboveNet’s great assets and highly talented and dedicated employees, I believe that AboveNet’s potential is unlimited.”

Mr. LaPerch has a track record of success in the telecommunications industry spanning more than 20 years, including special expertise in engineering, operations and enterprise customer account management.  Prior to joining AboveNet, he served as Senior Vice President of Network Services at MCI, where he managed the company’s local, long distance, data and Internet networks.  Mr. LaPerch held numerous other executive level positions during his tenure with MCI and NYNEX prior to that.  He holds a Bachelor’s of Science degree from the United States Military Academy and an MBA from Columbia University.

About AboveNet, Inc.
AboveNet, Inc. is a leading provider of integrated access services to leading edge enterprises. AboveNet builds and operates an office-to-office, 100-percent optical network enabling customers to create an efficient, cost-effective network that breaks economic and performance barriers imposed in the last mile by complex legacy telecom infrastructures. With one of the most extensive metropolitan optical networks in the world, data centers throughout the US and Europe, top quality managed services and a high-performance IP network, AboveNet is able to offer the most flexible and complete information exchange solutions in the industry.

This news release contains forward-looking statements that involve risks and uncertainties.  Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company’s control. This also includes such factors as are described from time to time in the SEC reports filed by the Company including the most recently filed Forms S-3, 10-K, 10-Q and 8-K.

CONTACTS:

Kara Carbone

914.683.6386

kcarbone@above.net